Exhibit 99.1

               FOR IMMEDIATE RELEASE
Harris Interactive Announces Fiscal Second Quarter 2006 Results

Noteworthy points
•	$54.8 million of revenue and $0.04 net EPS exceed expectations

•	Operating margin improves to 7.2%

•	Global Internet revenue up 26% — U.S. Internet up 26% — European Internet up 21%

•	Soft UK performance holds total revenue growth to 4%

•	Full-year guidance tightened: $214 — $220 revenue and $0.12 — $0.14 EPS
ROCHESTER, N.Y. – February 2, 2006 – Harris Interactive® (Nasdaq:HPOL) announced results for its fiscal second quarter 2006, ended December 31, 2005.
Second fiscal quarter results
Revenue for the second fiscal quarter of 2006 was $54.8 million, up 4% when compared with $52.6 million of revenue reported for the same period a year ago. U.S. revenue was $43.7 million, up 12% from the $39.0 million of revenue reported a year ago. European revenue was $11.2 million, down 15% from the $13.1 million of revenue reported for the second fiscal quarter of 2005. European revenue was negatively impacted by the continued erosion of the traditional research business, lower than expected Internet revenue growth and $0.8 million of unfavorable foreign exchange rate differences.
Global Internet revenue for the second fiscal quarter of 2006 was $32.4 million, up 26% from Internet revenue of $25.7 million reported for the same period a year ago. U.S. second fiscal quarter 2006 Internet revenue was $29.2 million, up 26% when compared to $23.1 million in the second fiscal quarter of 2005. European Internet revenue for the second fiscal quarter of 2006 was $3.2 million, up 21% from the $2.6 million of Internet revenue reported for the same quarter last year. Internet revenue comprised 59% of total revenue, 67% of the U.S. revenue and 28% of the European revenue for the second fiscal quarter of 2006.
Operating income for the second fiscal quarter of 2006, which included $0.7 million of non-cash stock-based compensation expense, was $4.0 million, or 7.2% of revenue, up 68% when compared to operating income of $2.4 million, or 4.5% of revenue, for the same period a year ago. Second fiscal quarter 2005 did not include any stock-based compensation expense, but did include one-time pre-tax severance costs of $0.8 million.
Net income for the second fiscal quarter of 2006 was $2.4 million, or $0.04 per diluted share, up 66% when compared with net income of $1.4 million, or $0.02 per diluted share for the same period a year ago.
“Due to the extraordinary efforts of our employees, our profitable growth strategies have started to produce significant results,” stated Gregory T. Novak, president and CEO. “However, we know that our work is far from done. We will continue our disciplined focus on top-line growth, intelligent expense management and investing in our people in order to create the high level of shareholder value that we know this Company can achieve,” Novak ended.
Sales bookings rebounded in the second fiscal quarter, approaching an all-time high at $59.5 million. “Our renewed emphasis on sales paid off, especially in the U.S., and pushed our bookings back up to former levels,” said Novak. “We continue to believe that our expertise and leadership in this industry, combined with our strong sales process gives us a sustainable competitive advantage that will continue to drive robust top-line growth well into the foreseeable future,” Novak ended.
Fiscal year to date results
Revenue for the first half of fiscal 2006, which ended on December 31, 2005, was $103.8 million, up 13% when compared with $91.9 million of revenue reported for the same period a year ago. U.S. revenue for the first half was $80.8 million, up 18% from the $68.5 million of revenue reported for the first half a year ago. European revenue was $23.0 million, essentially flat with the $22.9 million of revenue reported for the same period a year ago. European revenue for the first half was negatively impacted by lower than expected Internet revenue growth, the continued erosion of traditional research business and by $0.9 million of unfavorable foreign exchange rate differences.
Global Internet revenue for the first half of fiscal 2006 was $60.4 million, up 21% from Internet revenue of $49.9 million reported for the same period a year ago. U.S. first-half fiscal 2006 Internet revenue was $54.0 million, up 21% when compared to the $44.8 million reported for the first half of fiscal 2005. European Internet revenue for the first half of 2006 was $6.4 million, up 25% from the $5.1 million of Internet revenue reported for the same period a year ago. For the first half of fiscal 2006, Internet revenue comprised 58% of total revenue, 67% of U.S. revenue and 28% of European revenue.
Operating income for the first half of fiscal 2006, which included $1.3 million of non-cash stock-based compensation expense, was $6.0 million, or 5.8% of revenue, up 18% when compared to operating income of $5.1 million or 5.5% of revenue for the same period a year ago. First half fiscal 2005 did not include any stock-based compensation expense, but did include one-time pre-tax severance costs of $0.8 million.
Net income for first half of 2006 was $3.6 million, or $0.06 per diluted share, up 16% when compared with net income of $3.1 million, or $0.05 per diluted share reported for the first half a year ago.
Balance sheet remains strong
As of December 31, 2005, cash, cash equivalents and marketable securities totaled $48.0 million, up from the $37.4 million of cash reported as of September 30, 2005, and up from $39.7 million in cash as of December 31, 2004. The Company continues to be essentially debt-free.
Q3 and full year guidance
For its third fiscal quarter of 2006, the Company expects revenue in the range of $53 to $55 million, and net earnings of between $0.02 and $0.03 per diluted share. The Company also tightened its expectations for the full fiscal year to between $214 and $220 million in revenue and earnings of between $0.12 and $0.14 per fully diluted share, which includes $0.03 of non-cash stock-based compensation costs. “Strong U.S. revenue growth, increased utilization and lower costs were the main drivers of our increase in profitability for the quarter,” stated Frank J. Connolly, Jr., executive vice president and CFO. “The slower than expected pace of progress in our UK business, combined with higher second half investment spending and planned head count additions to support anticipated fourth quarter revenue growth will impact third quarter margins, ” Connolly ended.
Updated operating metrics available on website
Updated operating metrics (including utilization, billable full-time equivalents and days in sales outstanding) are now available via the “Key Operating Metrics” link located in the “Investor Tool Kit” on our investor relations website home page: www.harrisinteractive.com/ir
European name rights repurchased

The Company also announced that on January 31, 2006 it had received an assignment of exclusive European ownership rights to the Harris name and related trademarks from Taylor Nelson Sofres Plc. TNS previously held European rights to the name and marks, and the Company had limited rights of use under a December 31, 2004 License Agreement from TNS. The assignment was pursuant to rights previously granted under the License.
Q2 fiscal 2006 results conference call and webcast access
The Company has scheduled a conference call to discuss these results for Thursday, February 2, 2006 at 5:00 p.m. ET. Gregory T. Novak, president and CEO will host the teleconference. Formal remarks will be followed by a question and answer session.
To access the conference call, please dial toll-free 800.599.9795 in the United States and Canada, or 617.786.2905 internationally. The passcode is 73653205. A live webcast of the conference call will also be accessible via the investor relations section of the Company’s website at www.harrisinteractive.com/ir, where an archived replay of the webcast will be available for 30 days following the call. No telephone replay of the conference call will be available.
This media release, including financial schedules, will be available at our website: www.harrisinteractive.com/ir, prior to the call.
Please see attached schedules for detailed financial information.
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About Harris Interactive®
Harris Interactive Inc. (www.harrisinteractive.com), based in Rochester, New York, is the 13th largest and the fastest-growing market research firm in the world, most widely known for The Harris Poll® and for its pioneering leadership in the online market research industry. Long recognized by its clients for delivering insights that enable confident business decisions, the Company blends the science of innovative research with the art of strategic consulting to deliver knowledge that leads to measurable and enduring value.
Harris Interactive serves clients worldwide through its United States, Europe (www.harrisinteractive.com/europe) and Asia offices, its wholly-owned subsidiary Novatris in Paris, France (www.novatris.com), and through an independent global network of affiliate market research companies. EOE M/F/D/V
To become a member of the Harris Poll OnlineSM and be invited to participate in future online surveys, go to www.harrispollonline.com
Safe Harbor
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
Contact
Dan Hucko, SVP
Corporate Communications/Investor Relations
Harris Interactive
585.214.7316
800.866.7655 x7470
Harris Interactive Inc. 01/06

HARRIS INTERACTIVE INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	December 31,	June 30,
	2005	2005

Assets
Cash and cash equivalents	$16,648	$13,118
Marketable securities	31,399	23,392
Accounts receivable, net	38,224	35,041
Unbilled receivables	7,164	9,949
Prepaid expenses and other current assets	4,501	4,610
Deferred tax assets	4,532	4,712

Total current assets	102,468	90,822

Property, plant and equipment, net	11,294	12,528
Goodwill	101,774	101,287
Other intangibles, net	11,946	12,865
Deferred tax assets, net	20,655	23,475
Other assets	1,398	1,385

Total assets	$249,535	$242,362

Liabilities and Stockholders’ Equity
Accounts payable	8,809	9,611
Accrued expenses	18,994	21,519
Deferred revenue	19,455	13,785

Total current liabilities	47,258	44,915
Deferred tax liabilities	2,955	3,171
Other long-term liabilities	1,359	1,783
Total stockholders’ equity	197,963	192,493

Total liabilities and stockholders’ equity	$249,535	$242,362

HARRIS INTERACTIVE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenue from services	$54,821	$52,588	$103,752	$91,913
Cost of services	27,332	24,525	50,906	42,673

Gross profit	27,489	28,063	52,846	49,240
	50.1%	53.4%	50.9%	53.6%

Operating expenses:
Sales and marketing	4,920	5,620	9,833	9,573
General and administrative	16,812	18,272	33,317	31,192
Depreciation and amortization	1,805	1,812	3,721	3,408

Total operating expenses	23,537	25,704	46,871	44,173

Operating income	3,952	2,359	5,975	5,067
	7.2%	4.5%	5.8%	5.5%

Interest and other income, net	260	91	458	279

Income from continuing operations before income taxes	4,212	2,450	6,433	5,346

Income tax expense	1,862	994	2,843	2,071

Income from continuing operations	2,350	1,456	3,590	3,275
(Loss) from discontinued operations	—	(36)	—	(166)

Net income	$2,350	$1,420	$3,590	$3,109

Basic net income per share (*):
Continuing operations	$0.04	$0.02	$0.06	$0.06
Discontinued operations	—	(0.00)	—	(0.00)

Basic net income per share	$0.04	$0.02	$0.06	$0.05

Diluted net income per share (*):
Continuing operations	$0.04	$0.02	$0.06	$0.05
Discontinued operations	—	(0.00)	—	(0.00)

Diluted net income per share	$0.04	$0.02	$0.06	$0.05

Weighted average shares outstanding -
Basic	61,496,266	60,633,885	61,450,388	59,269,973
Diluted	61,850,229	61,907,721	61,807,235	60,461,547

(*)	Figures might not add due to rounding